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February 10, 2014

American Mining Corporation

970 Caughlin Crossing, Suite 100

Reno, Nevada 89519

RE:    American Mining Corporation Registration Statement on Form S-1

Gentlemen:

I have been retained by American Mining Corporation, a Nevada corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement"), on Form S-1, as amended from time to time, to be filed by the Company with the U.S. Securities and Exchange Commission relating to the offering of 20,200,000 shares of the common capital stock of the Company, par value $0.0001, to be sold in part by the Company and at a fixed price of $0.005 per share. You have requested that I render my opinion as to whether or not the securities issued and addressed in the Registration Statement have been validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1.	Certificate of Incorporation of Thrust Energy Corp;
2.	Amended and Restated Articles of Incorporation of Thrust Energy Corp;
3.	The Articles of Merger whereby Thrust Energy Corp merged with American Mining Corporation
4.	The Amended and Restated Bylaws of American Mining Corporation (as the surviving entity from the Merger);
5.	The Registration Statement, as amended from time to time, and
6.	Unanimous consent resolutions of the Company's Board of Directors, as they relate to private placements, issuances, and the Registration Statement;

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based on the above examination, I am of the opinion that the issuance of up to 20,200,000 shares from the treasury of the Company upon receipt and acceptance of subscription agreement and purchase price, shall be validly issued, fully paid and non-assessable under the corporate laws of the state of Nevada and the Bylaws of the Company.

This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the state Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

I consent to my name being used in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

/s/ William Robinson Eilers______

William Robinson Eilers, Esq.